UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2013
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
17190 Bernardo Center Drive
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On February 13, 2013, BioMed Realty Trust, Inc. (the “Company”) entered into an underwriting agreement with Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters 12,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to 1,905,000 shares of Common Stock pursuant to an option to purchase additional shares, at a price to the public of $20.50 per share. The Underwriters exercised their option to purchase additional shares in full on February 13, 2013. The offering closed on February 19, 2013. Gross proceeds from the offering of a total of 14,605,000 shares were approximately $299.4 million. After the closing of the offering, the number of shares of Common Stock outstanding was 169,166,077.
The Company intends to use the net proceeds of the offering to fund a recently announced property acquisition, to fund a portion of the redemption of all 7,920,000 outstanding shares of its 7.375% Series A Cumulative Redeemable Preferred Stock, to repay a portion of the outstanding indebtedness under its unsecured line of credit and for other general corporate and working capital purposes.
Item 9.01. Financial Statements and Exhibits.
(d)     The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of February 13, 2013, among the Company, BioMed Realty, L.P. and Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., as representatives of the Underwriters.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2013	BIOMED REALTY TRUST, INC.
By: /s/ Greg N. Lubushkin
Name: Greg N. Lubushkin Title: Chief Financial Officer